Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Kite Realty Group Trust and

The Partners of

Kite Realty Group, L.P.:

We consent to the use of our reports dated February 22, 2021, with respect to the consolidated balance sheet of Kite Realty Group Trust and subsidiaries as of December 31, 2020, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes and financial statement schedule III – Consolidated Real Estate and Accumulated Depreciation, and the effectiveness of internal control over financial reporting as of December 31, 2020.

We consent to the use of our reports dated February 22, 2021, with respect to the consolidated balance sheet of Kite Realty Group, L.P. and subsidiaries as of December 31, 2020, and the related consolidated statements of operations and comprehensive income, partner’s equity, and cash flows for the year ended December 31, 2020, and the related notes and financial statement schedule III – Real Estate and Accumulated Depreciation, and the effectiveness of internal control over financial reporting as of December 31, 2020.

Our reports are incorporated herein by reference. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana

February 23, 2021